UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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FORUM ENERGY TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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2021 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

Dear Fellow Stockholders,	April 1, 2021

On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc., which will be held at 8:00 a.m., Central Daylight Time, on May 11, 2021, at our offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

After six years of depressed oil and gas activity levels, 2020 stood out as a particularly challenging year. As a result of the energy demand destruction caused by COVID-19, drilling and well completion activity globally collapsed at the end of the first quarter, before beginning to improve slowly in the second half of the year. We have taken major, decisive action at FET during this downturn. Management quickly accelerated our cost reduction efforts such that our cash costs, excluding the cost of materials, are down 50% from early 2018 levels. These efforts include voluntary pay reductions by executive management, facility consolidations, and reductions of other corporate and segment leadership costs. We also reduced working capital, generating $50 million of cash from inventory sales.

We made good progress in 2020 on the repair of Forum's balance sheet, as we successfully completed an out of court restructuring of our 6.25% senior unsecured notes due 2021 (the "2021 Notes"). In August 2020, we exchanged $315.5 million principal amount of the 2021 Notes for new 9.00% convertible senior secured notes due 2025 (the “2025 Notes”). Of the 2025 Notes, 48% mandatorily convert to equity at a share price of $30 per share, approximately 190% above the trading value of our common stock when we issued these convertible notes. In addition, we successfully extended the maturity of our ABL credit facility to October 2022. Finally, in December 2020 we sold two of our valve brands for $105 million in cash at a price equivalent to 11 times annualized fourth quarter EBITDA. In total, as of December 31, 2020, we reduced our net debt position to $201 million, a $271 million reduction over the past two years.

Another important change we have made is the recent high-grading of our product portfolio. We are now focused on our highest margin and most differentiated products, while exiting or de-emphasizing our more commoditized, low margin products. Through this strategic restructuring, Forum will be in a better position to capitalize on a normalizing rig count. We have a strong market position with a number of products. We will continue to add new engineered solutions to our product portfolio as we increase our exposure to the energy transition. Our customers will benefit from these products with improvements to safety and efficiency, reductions in rig downtime and overall better performance.
Alignment of Compensation and Performance:

We believe our compensation program continues to appropriately reward employees in a manner consistent with our long-term goals. We believe strongly in the link between pay and long-term performance and align our executive compensation program with long-term shareholder interests. Over 85% of the Chief Executive Officer's and over 70% of our other named executive officers' target compensation is directly impacted by the Company’s performance.
Looking Ahead:

We are continuing to focus on the opportunities that lie ahead for Forum. With commodity prices increasing, E&P spending has increased already this year. The decisive decisions made during 2020 have improved operating leverage, and positioned Forum to continue to achieve consistent free cash flow while generating strong EBITDA margins. We have achieved a great deal in what has been a very challenging time, due to our positive culture, and the hard work and dedication of our employees. Thank you for your continued engagement with Forum.
Sincerely,
C. Christopher Gaut
President, Chief Executive Officer and
Chairman of the Board

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2021
The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 11, 2021, at our offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064 for the following purposes:

	Description:	Board Recommendation:
Proposal 1	Elect the two persons named in this proxy statement as directors for terms of three years.	FOR ALL
Proposal 2	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
Proposal 3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.	FOR
Forum’s board of directors has established March 17, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.
We are utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and protecting the environment. On or about the date hereof, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2021 proxy statement and our annual report on Form 10-K for the year ended December 31, 2020. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders are urged, whether or not they expect to be present at the meeting, to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

By order of the Board of Directors,
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
April 1, 2021
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting. You are invited to attend the meeting in-person, although due to the public health impact of COVID-19, attendees will be expected to comply with health and safety protocols as recommended or required by the Centers for Disease Control and Prevention or state or local governments, including wearing an appropriate face covering at all times, hand washing and/or applying hand sanitizer upon arrival and maintaining at least six-feet of distance from other attendees. In addition, anyone who does not feel well should not attend our annual meeting in person.
As part of our effort to maintain a safe and healthy environment at our annual meeting, in light of COVID-19, we reserve the right to reconsider the date, time, and/or means of convening the annual meeting, including, solely by means of remote communications, under Articles II and VII of our By-Laws. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website under the Investors section, and filed with the SEC as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue and take appropriate actions.

On November 9, 2020, we effected a reverse stock split where each 20 issued and outstanding shares of our common stock were converted into one share of our common stock (the "Reverse Stock Split"). Our shares began trading on a reverse stock split-adjusted basis on November 10, 2020. All share and per share data included in this proxy statement have been retroactively adjusted to reflect the Reverse Stock Split.

FORUM ENERGY TECHNOLOGIES, INC.
10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064

PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. to be held on May 11, 2021, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.
We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet, or to request a printed copy, may be found on the Notice.
All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.
All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES
The board of directors has established March 17, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 5,599,836 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.
The two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes "withheld" than votes "for" such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter.
Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. The New York Stock Exchange ("NYSE"), however, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, brokers holding shares in "street name" for their beneficial holder clients will have discretion to vote only on the ratification of the appointment of our independent registered public accounting firm. Brokers cannot vote on the other matters to be considered at the meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf.
Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the two nominees for director who receive the greatest number of votes cast at the meeting will be elected, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the applicable matter, abstentions will have the same effect as votes against these proposals. Broker non-votes, on the other hand, will not affect the outcome of the voting with regard to such proposals.
Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting deadline at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:
Proposal 1: "FOR ALL";
Proposal 2: "FOR"; and
Proposal 3: "FOR".
COST AND METHOD OF PROXY SOLICITATION
We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

SECURITY OWNERSHIP
The following table sets forth information as of March 17, 2021 with regard to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the "Summary Compensation Table" below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Stockholders owning 5% or more:
SCF-V, L.P. and Related Entities 600 Travis Street, Suite 6600 Houston, TX 77002 (3)	815,086	14.6%
Schroder Investment Management North America Inc. 7 Bryant Park, 19th Floor New York, NY 10018 (4)	381,903	6.8%

Directors and Nominees:
C. Christopher Gaut (5)	201,612	3.6%
Evelyn M. Angelle (6)	11,313	*
John A. Carrig (7)	7,114	*
Michael McShane	6,261	*
Louis A. Raspino	7,238	*
John Schmitz (8)	131,327	2.3%
Andrew L. Waite (3)(9)	847,893	15.1%

Other Named Executive Officers:
John C. Ivascu	8,001	*
D. Lyle Williams	13,400	*
All executive officers and directors as a group (11 persons)	486,733	8.7%
__________________________
* Less than 1% of issued and outstanding shares of common stock.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston Texas 77064.
(2)The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 17, 2021 by exercise of stock options or vesting of restricted stock units is as follows: Mr. Gaut — 51,427; Ms. Angelle — 630; Mr. Carrig — 327; Mr. McShane — 325; Mr. Raspino — 308; Mr. Ivascu — 2,008; and Mr. Williams — 6,270 and all current executive officers and directors as a group — 61,295.
(3)SCF-V, L.P. is the direct owner of 134,378 shares, SCF 2012A, L.P. is the direct owner of 202,325 shares, SCF-VI, L.P. is the direct owner of 325,636 shares, SCF 2012B, L.P. is the direct owner of 97,070 shares and SCF-VII, L.P. (together with SCF-V, L.P., SCF 20212A, L.P., SCF-VI, L.P., SCF 2012B, L.P., "SCF") is the direct owner of 55,677 shares. L.E. Simmons, David Baldwin, Andrew Waite and Anthony DeLuca maintain shared voting and dispositive power for the shares beneficially owned by SCF Partners, Inc. (formerly named L.E. Simmons & Associates, Incorporated) ("SCF Partners"), the ultimate general partner of SCF, our largest shareholder. As a result, they may be deemed to beneficially own the common stock beneficially owned or deemed to be beneficially owned by SCF and may be deemed to have voting and investment control over the securities. Messrs. Simmons, Baldwin, Waite and DeLuca disclaim beneficial ownership of such shares.
(4)The number of shares reported is as of December 31, 2020 and is based on a Schedule 13G filed with the SEC on February 12, 2021 by Schroder Investment Management North America Inc. The Schedule 13G reports sole voting power for 381,903 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 381,903 shares of common stock and no shared dispositive power for shares of common stock.
(5)Includes 9,050 shares held in Uniform Transfers to Minors Act accounts, which Mr. Gaut and his spouse maintain joint ownership for the benefit of their grandchildren.
(6)Includes 900 shares of common stock beneficially owned by Ms. Angelle’s spouse.
(7)Includes 900 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.
(8)Mr. Schmitz is the direct owner of 2,294 shares of common stock that were issued to him in connection with his service on our board of directors. 129,033 shares of common stock are owned directly by B-29 Family Holdings, LLC, a Texas limited liability company ("B-29 Family Holdings"). Mr. Schmitz maintains a 90.69% membership interest in B-29 Family Holdings, which includes a 14.55% interest in B-29 Family Holdings directly held by each of Mr. Schmitz and Mr. Schmitz’s wife, and a 61.59% interest in B-29 Family Holdings indirectly held by Mr. Schmitz, but over which he maintains voting power. As such, Mr. Schmitz may be deemed to have voting and investment power over the shares of common stock owned by B-29 Family Holdings. Mr. Schmitz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(9)Mr. Waite is the direct owner of 32,807 shares of common stock that were issued to him in connection with his service on our board of directors or otherwise purchased in the open market. Mr. Waite serves as Co-President of SCF Partners and, as such, may be deemed to have voting and investment power over the shares of common stock owned by SCF. Mr. Waite disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2020 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis except for one late Form 4 filing by Mr. Neal Lux, Executive Vice President and Chief Operating Officer, with respect to an open market stock purchase on September 9, 2020.

PROPOSAL 1: ELECTION OF DIRECTORS
The board of directors comprises seven members. These seven members are divided into three classes with two members in Class I, three members in Class II and two members in Class III. The term of each Class III director will expire at the 2021 annual meeting. The term of each Class I director will expire at the annual meeting of stockholders to be held in 2022, and the term of each Class II director will expire at the annual meeting of stockholders to be held in 2023. Our board of directors believes that this number of directors is appropriate for the Company at this time.
Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance and Sustainability Committee (the "NG&S Committee"), has nominated for submission to the stockholders Messrs. Michael McShane and John Schmitz as Class III directors for a term of three years, each to serve until the annual meeting of stockholders in 2024 or until his or her successor is elected and qualified.
If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have completed your proxy in favor of such unavailable nominee, your vote will be cast for the substitute nominee. Our board of directors has determined that Messrs. McShane and Schmitz are "independent" as that term is defined by the applicable NYSE listing standards.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the two nominees receiving the greatest number of votes cast "FOR" will be elected as directors. Your board of directors unanimously recommends a vote "FOR ALL" of the aforementioned director nominees.

DIRECTOR QUALIFICATIONS

Each of our directors brings a unique background and skill set to our board of directors, creating a diverse group of leaders with a breadth of experience in a variety of areas, including public company leadership, and financial, industry and operations expertise.

Skill / Qualification	Importance
Demonstrated Leadership - CEO, CFO, COO - Public Company Board	Directors with prior experience holding key leadership positions, particularly with public companies, provide us with unique insights. In addition, experience serving on other public company boards of directors is valuable. These people also generally possess leadership qualities and the ability to develop those attributes in others. Their experience developing talent and solving problems in large, complex organizations makes them a valuable asset to our board of directors.
Financial - Capital Markets - Mergers & Acquisitions - Audit & SEC Reporting
Accurate financial reporting and robust auditing are critical to maintain the trust of our stockholders. Five of our directors qualify as audit committee financial experts, if so designated, and all of our directors are financially literate.

Prior Industry Experience - Up-, Mid-, & Downstream - Services Company	Prior industry experience equips board members with an understanding of the risks and opportunities associated with different market factors affecting our business, and enhances their knowledge of regulations and key industry players we must consider. In addition, relevant industry experience improves our business strategy as we navigate complex market conditions.

Summarized below is our board of directors’ self-assessment of the number of its members who possess the above skills and competencies:

7
6
5
4
3
2
1
0
CEO, CFO, COO
Public Co. Board
Capital Markets / Finance
M&A
Audit & SEC Reporting
Up-, Mid- or Downstream
Services Company
Leadership
Financial
Prior Industry Experience

OUR DIRECTORS
Set forth below are the names of, and certain information as of March 17, 2021 with respect to, the two nominees for election as Class III directors and the other current members of the board of directors.
Nominees - Class III Directors

Michael McShane – Age: 66, Positions: Lead Independent Director; Compensation Committee Member

Mr. McShane was appointed as a director of Forum in September 2010 and currently serves as a member of the Compensation Committee and our Lead Independent Director. Mr. McShane also currently serves as an Operating Partner to Advent International, an international private equity fund. Mr. McShane was a director of Spectra Energy Corp, a natural gas infrastructure company, from April 2008 until February 2017; and served as a director of Enbridge, Inc., an energy infrastructure company, following the completion of Enbridge's acquisition of Spectra Energy Corp in February 2017 until October 2018. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012 and served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, from the completion of Superior Energy Services' acquisition of Complete Production Services in February 2012 until February 2021. Mr. McShane also previously served as a also director of Oasis Petroleum Inc., a public exploration and production company, from May 2010 until November 2020.
Mr. McShane is currently a director and Chairman of NCS Multistage, a public provider of various downhole completion tools and technologies. Previously, Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.
The board of directors is nominating Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as his relationships with chief executives and other senior management at oil and natural gas companies, and oilfield service companies throughout the world. Mr. McShane is financially literate and qualifies as an audit committee financial expert. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield services industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. In addition, Mr. McShane’s service on the board of directors of other listed companies informs his ability to act as our Lead Independent Director. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

John Schmitz – Age: 60, Positions: Audit Committee Member

Mr. Schmitz was appointed as a director of Forum in September 2010 and currently serves as a member of the Audit Committee. Mr. Schmitz has served as Chairman of the Board of Directors and Chief Executive Officer of Select Energy Services, Inc., an oil and gas services company, from January 2021 to present. From January 2020 to January 2021, Mr. Schmitz served as Chairman of Select Energy Services. Prior to that, from November 2017 to December 31, 2019, he served as Executive Chairman. Prior to this, Mr. Schmitz served as Chairman and Chief Executive Officer of Select Energy Services, beginning in 2007 until November 2017. In addition, he currently serves as a director and officer of various private energy companies in which he invests. Prior to his current involvement at Select Energy Services, Inc., Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, Inc., a provider of specialized oil and gas completion and production services. Mr. Schmitz is also the founder and President of (i) B-29 Family Holdings, LLC, the family office representing the business interests of Mr. Schmitz and certain family members, (ii) B-29 Investments, LP, the private equity arm of Mr. Schmitz's family office, and (iii) Sunray Capital, LP, a subsidiary of B-29 Investments, LP that contains privately-held interests in various oil and gas investments.
The board of directors is nominating Mr. Schmitz because his keen insight into both emerging trends in North American shale plays and the types of equipment needed to service producers’ requirements, and his financial literacy, make him well qualified to serve on our board of directors. He also has knowledge of other manufacturers’ capabilities and their reputations for quality and deliverability, providing a valuable perspective on our evaluation of potential acquisitions. Further, Mr. Schmitz’s position with B-29 Family Holdings, LLC provides a valuable perspective into one of our stockholder’s insights and assessment of our performance.

Class I Directors

C. Christopher Gaut – Age: 64, Positions: President, Chief Executive Officer and Chairman of the Board

Mr. Gaut was appointed to serve as President and Chief Executive Officer of Forum in November 2018 and has served as Chairman of the Board since December 2017. Prior to that, from May 2017 to December 2017, he served as Executive Chairman of the Board, and as Chief Executive Officer from May 2016 to May 2017. From August 2010 to May 2016, he served as President, Chief Executive Officer and Chairman of the Board, and as one of our directors since December 2006. He served as a consultant to SCF Partners from November 2009 to August 2010, and an industry advisor from May 2017 to November 2018. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton Company in 2003, Mr. Gaut was a Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco's Chief Financial Officer from 1988 until 2003.
Mr. Gaut is currently a member of the board of directors of EOG Resources, Inc., a public independent crude oil and natural gas company, and previously served as a director of Valaris plc, a provider of offshore contract drilling services, and Key Energy Services Inc., a well services provider.
Mr. Gaut's experience as our Chief Executive Officer; previous executive leadership roles with energy companies; operational and financial expertise in the oil and gas business; financial literacy; knowledge of the demands and expectations of our customers; and service as a board member of other public companies make him well qualified to serve on our board of directors.

Louis A. Raspino – Age: 68, Positions: Compensation Committee Chairperson

Mr. Raspino was elected as a director of Forum in January 2012 and currently serves as the Chairperson of the Compensation Committee. He also currently serves as a director, audit committee member, compensation committee Chairperson and nominating & corporate governance committee member of Tidewater, a public owner and operator of offshore support vessels in the energy industry. In addition, he serves as a director and member of the compensation and audit committees of American Bureau of Shipping, a private company. He served as Chairman of Clarion Offshore Partners, LLC, a Blackstone affiliate, from October 2015 to October 2017. Mr. Raspino has been a private investor and consultant from June 2011 to the present. Mr. Raspino was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer.
The board of directors selected Mr. Raspino because of his significant experience as an executive officer of other energy companies; service as a member of other boards of directors; operational, strategic and financial expertise in the oil and gas business; financial literacy and qualifications as an audit committee financial expert, which make him well qualified to serve on our board of directors.

Class II Directors

 Evelyn M. Angelle – Age: 53, Positions: Audit Committee Chairperson

Ms. Angelle was appointed as a director of Forum in February 2011 and currently serves as the Chairperson of the Audit Committee. Ms. Angelle also serves as a member of the board of directors, and as a member of the audit committee, of STEP Energy Services, Ltd., an oilfield services company providing specialized coiled tubing, and associated pumping and support equipment. She served as Executive Vice President and Chief Financial Officer of BJ Services, a provider of North American land pressure pumping services, from January 2017 to November 2017. From November 2017 to the present, and from January 2015 to December 2016, Ms. Angelle has been a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President – Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From April 2003 to December 2013, Ms. Angelle served in various finance and accounting roles for Halliburton, including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations.
Before joining Halliburton in 2003, Ms. Angelle worked for 15 years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation services to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant.
Ms. Angelle serves on various charitable organizations, including on the board of directors and on the executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA.
The board of directors selected Ms. Angelle because of her professional experience and her particular knowledge in financial, internal controls and public company disclosure compliance. Ms. Angelle is financially literate and considered by our board of directors to be an audit committee financial expert. In addition, she brings to the board of directors added judgment about supply chain, investor relations and the financial management of large oilfield corporations.

John A. Carrig – Age: 69, Positions: Nominating, Governance and Sustainability Committee Chairperson; Audit Committee, Member

Mr. Carrig was appointed as a director of Forum in July 2011 and currently serves as the Chairperson of the Nominating, Governance and Sustainability Committee and as a member of the Audit Committee. He retired from ConocoPhillips in March 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips' management committee as Senior Vice President and Treasurer. From 1996 to 2000, he served as Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994. He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig previously served on the board of directors of WPX Energy, Inc., a public oil, natural gas and natural gas liquids producer, prior to its merger with Devon Energy in January 2021.
The board of directors selected Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services. As a result of his significant professional experience and particular knowledge in finance, accounting, treasury and tax, he is financially literate and considered by our board of directors to be an audit committee financial expert.

Andrew L. Waite – Age: 60, Positions: Nominating, Governance and Sustainability Committee Member

Mr. Waite was appointed as a director of Forum in August 2010 and currently serves as a member of the Nominating, Governance and Sustainability Committee. Mr. Waite is Co-President of SCF Partners, and has been an officer of that company since 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of Nine Energy Service, Inc., a public energy services company; National Energy Services Reunited Corp., a public oilfield services company; MPC Kinetic Holdings Limited, a private company providing services to the energy and resource industry; and Contract Group Pty Ltd, a private company providing turnaround and maintenance services to the energy industry. He also served on the board of directors of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from 2000 to 2006, and Oil States International, Inc., a leading manufacturer of equipment for deepwater production facilities and subsea pipelines and a leading service provider to the oil and gas industry, from 1995 to 2006.
The board of directors selected Mr. Waite because of his extensive experience in identifying strategic growth trends in the energy industry and evaluating potential transactions, and financial literacy. Further, his service as Co-President of SCF Partners provides a valuable perspective into its insights and assessment of our performance.

DIRECTOR COMPENSATION
Generally
The Compensation Committee periodically commissions Meridian Compensation Partners, LLC ("Meridian"), its independent compensation consultant, to conduct a market-based director compensation study. In December 2019, the study prepared by Meridian indicated that total non-executive director compensation was positioned competitively with the applicable market median. As a result, the Compensation Committee determined that it was appropriate not to recommend any changes to the existing level of non-employee director compensation for 2020.
Directors’ fees
In 2020, all non-executive officer directors were eligible to receive annual compensation of $220,000. We customarily provide director compensation through cash and stock incentive awards. During 2020, however, we awarded compensation solely in the form of cash to address shareholder dilution concerns. All of our directors remain subject to our Stock Ownership Requirements Policy, which requires them to hold five times their annual cash retainer of $70,000 in the form of the Company's common stock or other eligible forms of beneficial ownership. As of December 31, 2020, all of our directors were in compliance with the Stock Ownership Requirements Policy. Pursuant to the Stock Ownership Requirements Policy, if a director has satisfied the policy's requirements on a prior determination date, a decrease in the applicable closing stock price following such date is not considered to result in non-compliance on a subsequent determination date.
In addition, directors are eligible to receive compensation for committee and other Board leadership positions. The Chairperson of the Audit Committee received an annual cash retainer of $20,000, and the other members of that committee received an annual cash retainer of $10,000. The Chairperson of the Compensation Committee received an annual cash retainer of $15,000, and the other members of that committee received an annual cash retainer of $7,500. The Chairperson of the NG&S Committee received an annual cash retainer of $10,000, and the other members of that committee received an annual cash retainer of $5,000. The Lead Independent Director received an annual cash retainer of $20,000. We do not pay meeting fees to our directors. Fees for service as Lead Independent Director or on committees were paid in cash.
The following table provides information on Forum’s compensation for non-executive directors in 2020:

Non-Executive Director Compensation for the Year Ended December 31, 2020

Name	Fees Earned or Paid in Cash ($)	Non-Qual. Deferred Comp. Earnings (1) ($)	Total ($)
Evelyn M. Angelle	240,000	27,370	267,370
David C. Baldwin (2)	112,500	—	112,500
John A. Carrig	240,000	37,576	277,576
Michael McShane	247,500	—	247,500
Terence M. O’Toole (3)	56,875	—	56,875
Louis A. Raspino	235,000	11,900	246,900
John Schmitz	230,000	—	230,000
Andrew L. Waite	112,500	—	112,500

(1)This column includes interest payments credited in 2020 for deferrals made prior to December 31, 2019 under the Company's Deferred Compensation Plan that exceed the IRS Applicable Federal Rates.
(2)Mr. Baldwin retired from the Board effective as of March 5, 2021.

(3)Mr. O'Toole retired from the Board effective as of May 4, 2020.
As of December 31, 2020, the total number of shares of common stock subject to outstanding stock option awards and restricted stock or restricted stock unit awards held by each non-executive director was as follows:

Name	Option Awards	Restricted Stock Units/Restricted Stock (1)
Evelyn M. Angelle	630	4,248
David C. Baldwin	—	—
John A. Carrig	327	4,248
Michael McShane	325	—
Terence M. O’Toole	—	—
Louis A. Raspino	308	—
John Schmitz	—	—
Andrew L. Waite	—	3,208

(1)As of December 31, 2020, Ms. Angelle and Messrs. Carrig and Waite held vested, but unsettled, grants of restricted stock units totaling 4,248; 4,248; and 3,208 units, respectively. Ms. Angelle has elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Mr. Waite has elected to defer settlement of such restricted stock units until his separation from service as a director. Mr. Carrig, with respect to 1,000 restricted stock units, elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or his separation from service as a director, and with respect to 3,248 restricted stock units, elected to defer settlement of such restricted stock units until the date of his separation from service as a member of our board of directors.
Director deferred compensation
Prior to its suspension effective as of December 31, 2019, non-executive directors were eligible to defer all or any portion of their annual incentive awards and cash retainers paid for services as a director. All deferred cash amounts are credited with earnings through the date paid based on the rate selected by the Compensation Committee annually with a minimum return rate equal to the prime rate as published in the Wall Street Journal plus one percentage point. On June 5, 2020, in an effort to further streamline the benefits offered to members of management and directors, we terminated the deferred compensation plan. As a result of such termination, non-executive director account balances are scheduled to be distributed on the the normally applicable distribution date or following the first anniversary of the termination date but prior to the second anniversary of the termination date. Balances under the plan are accruing interest at a rate of 8% per annum until the final distribution The interest rate applied to deferred compensation is intended to reflect the rate of return that would be paid to the Company's unsecured creditors.

CORPORATE GOVERNANCE
We are committed to adhering to sound principles of ethical conduct and good corporate governance and pay practices. We believe that our practices reflect good compensation, governance and market practice.
Core Values. Our Core Values of No One Gets Hurt, Integrity, Customer Focus and Good Place to Work are the foundation of our Company’s culture. It is the belief of our board of directors and management that by adhering to these values we are able to protect the Company’s reputation and maximize stockholder value. Our Core Values inform the way that we do business, establish the framework for our governance programs and dictate the way management is expected to interact internally and externally.
Board of Directors.  The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee, Compensation Committee, and NG&S Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees from time to time. During 2020, the board of directors held nine meetings. Each director attended at least 85% of the total number of meetings of the board of directors and committees on which he or she served. Directors are expected to attend all meetings of the board of directors and committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. All of our directors attended the annual meeting of stockholders in 2020.
Board Culture. The board of directors has established and continues to focus on developing a culture that results in the arrival at decisions through meaningful and fulsome discussion, where all views are considered and readily challenged. It is the belief of our board of directors that a strong culture affects all facets of the organization. The directors also hold management to the highest standards and challenge them to maximize shareholder value and ensure adherence to our Core Values.

Code of Conduct.  Our board of directors has adopted a Code of Conduct (the "Code of Conduct"), which applies to all of our directors, officers, employees and others working on Forum’s behalf. The Code of Conduct describes the responsibility of these individuals to comply with the legal and ethical requirements governing our business conduct, including:
•    Protecting our assets and those of our customers;
•    Fostering a safe and healthy work environment;
•    Dealing fairly with customers and other third parties;
•    Conducting international business properly;
•    Reporting misconduct;
•    Guarding employees from harassment and retaliation; and
•    Environmental, social and governance matters.
The Code of Conduct is supplemented by our other corporate policies, including our Financial Code of Ethics, which sets forth the ethical principles by which our principal executive officer ("CEO"), principal financial officer ("CFO"), principal accounting officer ("PAO"), controllers and other senior financial and accounting officers are expected to conduct themselves when carrying out their duties and responsibilities.
Any waivers to our Code of Conduct or Financial Code of Ethics can only be made by the board of directors or a committee thereof. Any amendment to, or waiver from, a provision of the Code of Conduct or Financial Code of Ethics that (i) applies to our CEO, CFO, PAO, controllers or other persons performing similar functions to the foregoing, and (ii) relates to any element of the code of ethics definitions, as enumerated in Item 406(b) of SEC Regulation S-K will be posted on the

Company’s website at www.f-e-t.com within four business days following the date of the amendment or waiver. There have been no waivers of the Code of Conduct or Financial Code of Ethics.
Directors, officers and employees are required to annually certify that they have read, understand and will comply with the Code of Conduct. The Code of Conduct and the Financial Code of Ethics are available on our website at www.f-e-t.com under "Corporate Governance" in the "Investors" section.
Executive and Director Stock Ownership Requirements.  To further align the interests of our directors and executive officers with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires our named executive officers and non-employee directors to own shares equal to specified amounts of our common stock, set at a multiple of the directors' base annual cash retainer or the officers’ base annual salary, in each case, in effect as of January 1 of each applicable year. Targets are based on the following multiples of annual retainer or base salary, as applicable:

Role	Multiple
CEO	6x
Non-executive director	5x
Executive Vice Presidents	4x
Corporate Senior Vice Presidents	3x
All directors are expected to reach the requisite level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company) and officers are expected to reach this level of target ownership within the later of five years after becoming subject to the policy, or three years of a promotion to a higher target multiple. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units), earned but unvested performance shares and certain shares owned by key stockholders affiliated with such directors are counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options and SARs are not counted. An officer who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, retaining shares received upon exercise net of shares sold to cover the exercise prices or taxes, as applicable. Each of our directors and named executive officers currently satisfies the stock ownership requirements set forth in the policy. Pursuant to the Stock Ownership Requirements Policy, if an executive or director has satisfied the policy's requirements on a prior determination date, a decrease in the applicable closing stock price following such date is not considered to result in non-compliance on a subsequent determination date. Given the significant value of shares required to be held, we believe the policy is effective in aligning the interests of our directors and named executive officers with those of our stockholders without imposing a minimum holding period or other requirement after vesting.
Corporate Governance Guidelines.  The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines (the "Corporate Governance Guidelines") that it believes are consistent with our Core Values, and that assist the board of directors in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and its committees, and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and, as appropriate, revises the Corporate Governance Guidelines to ensure that they reflect the board of director’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our website at www.f-e-t.com under "Corporate Governance" in the "Investors" section.

❖ Six of our seven directors are independent. Mr. Gaut does not qualify as an independent director given his service as our President and Chief Executive Officer.

❖ Two directors have been formally designated by our board of directors as audit committee financial experts, three other directors would qualify as such, if so designated, and all of our directors would qualify as financially literate, if so designated.

❖We have four directors who have served or are serving as a Chief Executive Officer and four directors who have served as a Chief Financial Officer of an energy company.
Director Independence.  Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Compensation Committee must qualify as "independent directors" in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all Audit Committee members also satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all facts and circumstances it deems relevant in making independence determinations.
Our board of directors has determined that six of our directors (Ms. Angelle and Messrs. Carrig, McShane, Raspino, Schmitz and Waite) qualify as "independent directors" in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Compensation Committee qualifies as "independent" under the Exchange Act and applicable SEC rules. In 2020, the Board also determined that former directors Messrs. Baldwin and O'Toole were independent under these standards. Mr. O'Toole retired from the Board effective as of May 4, 2020. Mr. Baldwin retired from the Board effective as of March 5, 2021. In addition, Mr. Gaut does not qualify as independent given his service as our President and Chief Executive Officer.
In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, and the additional standards established for members of audit committees and compensation committees.
In connection with its determination as to the independence of Mr. Waite, our board of directors considered the relationships between Forum and SCF and its affiliates. In addition, in connection with its determination as to the independence of Mr. Schmitz, our board of directors considered the relationships between us and companies affiliated with Mr. Schmitz. For a description of the agreements and transactions between us and each of SCF and its affiliates, and Mr. Schmitz's affiliates, please see "Conflicts of Interest and Related Person Transactions." Our board of directors believes that these transactions and relationships did not adversely affect Messrs. Schmitz's or Waite’s ability or willingness to act in the best interests of Forum and its stockholders or otherwise compromise each such director’s independence. None of our directors serves as a director, executive officer or employee of a non-profit organization to which we made payments or contributions in excess of $25,000 over the last three fiscal years. During 2020, Forum did not use corporate funds for the purpose of political advocacy or campaign contributions. Corporate funds were also not directed to trade organizations with the intent to influence legislation.
Separation of Chairman and CEO Roles.  Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. In November 2018, our board of directors elected to combine the roles of Chief Executive Officer and Chairman of the Board, both of which are held by Mr. Gaut. Given the Company’s emphasis on reducing costs in line with revenue in order to maximize free cash flow, a significant area of focus among our stockholders, the board of directors believes that having Mr. Gaut fill both roles is the best leadership structure for us at this time. In addition, Mr. Gaut has a significant level of experience as a chief executive and board chairman. During periods in which the roles of Chairman of the Board and Chief Executive Officer are combined, our Corporate Governance Guidelines provide that there must be a Lead Independent Director. Mr. McShane is our Lead Independent Director, a position he has held since May 2017. As Lead Independent Director, he presides over the executive sessions of the non-management directors, and is responsible for serving as a liaison between the Chairman of the Board and the independent directors, approving meeting schedules, and, if requested by a major stockholder, ensuring he is available for consultation and direct communication with such stockholder. Our board of directors believes that the appointment of a Lead Independent Director is a governance best practice, regardless of whether the roles of Chief Executive Officer and Chairman of the Board have been combined. As such, since the Company’s initial public offering in 2012, a Lead Independent Director has been appointed at all times.
Executive Sessions.  The non-management directors meet regularly in executive session without management participation before and after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. As Lead Independent Director, Mr. McShane presides over these meetings of the independent directors. In 2020, our board of directors held at least one executive session at each of its regularly scheduled meetings.
Board’s Role in Risk Oversight.  Our board of directors is actively involved in oversight of risks that could affect us and in ensuring that regular assessments of risk are a priority. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for the general oversight of risks. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, regulatory and accounting compliance, and litigation. Our board of directors satisfies its oversight responsibility through full reports from the Audit Committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for the oversight of particular risks. Management has implemented an enterprise risk management process that includes key leaders within the organization and that is reviewed on an annual basis by the Audit Committee to ensure consistency of risk considerations in making business decisions. In addition, we have an independent internal audit department reporting directly to the Audit Committee that reviews adherence to established policies, procedures and accounting controls. The Compensation Committee also oversees risks related to our compensation programs and management retention matters. The NG&S Committee oversees the composition and leadership structure of the board of directors; corporate governance risks; our environmental, social and governance (ESG) program; information technology matters, including our cybersecurity program; and our overall risk management framework. In addition to quarterly safety reviews with the NG&S Committee, during fiscal 2020, the Board was highly engaged regarding the impact of COVID-19 and management’s response and plans thereto. Regular informational calls were also conducted with Board members throughout the year and included discussions regarding COVID-19's impact on our employees and operations, financial results, supply chain, and related legal and regulatory matters. Executive management has also been deeply engaged with the Board on identifying and addressing strategic risks and opportunities arising out of COVID-19. During the pandemic, we adjusted our planned in-person Board meetings to hold them virtually to ensure continued effective functioning of the Board. The Board and executive management intend to continue to discuss matters related to the pandemic and risks associated therewith on a going forward basis.
Information Security. Maintaining and protecting the Company's information and trade secrets is of utmost importance. Through the NG&S Committee, which is solely comprised of independent members, the Board of directors monitors cybersecurity related matters. The NG&S Committee receives an Information Technology Report from management at each of the three meetings held during the year. During each meeting, management presents to the NG&S Committee programs being implemented to mitigate cybersecurity risks. The Company has engaged outside consultants to assist in analyzing and improving potential cybersecurity weaknesses. In addition, employees are provided with online training courses to build awareness around potential cybersecurity scams and tested periodically to maintain their focus in this important area. The Company maintains cybersecurity insurance to defray costs associated with an information security breach.

Accounting and Auditing Concerns.  The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Communication with the Board.  Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the "Board of Directors," a specifically named non-management director or the "Non-Management Directors" as a group, in care of: John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Houston, Texas 77064. All such communications will be conveyed, as applicable, to the Chairman of the Board, the full board of directors, the specified non-management director or the non-management directors as a group, as applicable.
Trading, Hedging and Pledging Matters. Our Insider Trading Policy applies to all directors, officers, and employees of the Company who receive or are aware of material, non-public information regarding (i) the Company and (ii) any other company with publicly-traded securities, including the Company's customers, joint-venture or strategic partners, competitors, vendors and suppliers, obtained in the course of employment by or in association with the Company. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in short-term (i.e., short-swing trading) or speculative transactions involving Company stock. Our Insider Trading Policy prohibits the purchase or sale of puts, calls, options and other derivative securities based on Company stock. Our Insider Trading Policy also prohibits short sales, margin accounts, hedging transactions, pledging of Company stock as collateral and, with the exception of Rule 10b5-1 trading plans as noted below, standing orders placed with brokers to sell or purchase Company stock. Our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Company stock while in possession of material, non-public information. As such, and in addition to our pre-clearance procedures, our directors, executive officers and certain other employees may only buy or sell Company securities in the public market during specified periods approved by the General Counsel. However, we do permit our directors and employees to adopt and use Rule 10b5-1 trading plans. This allows directors, officers and employees to sell and diversify their holdings in Company stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material non-public information concerning the Company, and thereafter sell shares of Company stock in accordance with the terms of their stock trading plans.
Environmental and Social Commitment.
Environmental: In addition to receiving regular reports regarding the Company’s overall safety performance and the actions being taken to achieve the highest level of safety for our employees and customers, the NG&S Committee oversees the Company’s environmental programs and policies. We believe our environmental programs and policies are appropriate for our size, maturity as a publicly traded company and current market conditions. We are continuously assessing the size and adequacy of our environmental program. We have allocated additional resources to ensure a greater level of focus on the improvement of our environmental initiatives. Through these additional resources, we have focused our attention on the Company’s carbon footprint, continued compliance in jurisdictions where we operate and the implementation of environmental programs. Following our 2019 annual meeting of stockholders, we made improvements to our enterprise level environmental policy and we continue to encourage our suppliers to place greater emphasis in this area. In 2020, there were no reportable spills of hazardous waste as defined by the Environmental Protection Agency's regulations. Furthermore, we recently implemented a program to improve monitoring and disclosure relating to climate change, air emissions, energy consumption, waste management and vehicle fleet usage. In 2021, we intend to continue our progress by establishing key environmental targets and measuring our progress in relation thereto.
Social: The safety of our employees and customers is our first priority. It is our goal to ensure that "No One Gets Hurt," one of our Core Values. Each of our employees is empowered to request a "Stop Work" in the event that they observe an unsafe working environment. Since our initial public offering in 2012, we have achieved a steady decrease in our total recordable incident rate by setting aggressive targets and holding our fellow employees to a high standard. In order to further enhance our safety program, we initiated a system to track near-misses and first-aid incidents. In addition, we continue to include safety as a performance measure in our short-term incentive plan in order to further incentivize safe conduct. In 2020, the target Total Recorded Incidence Rate ("TRIR") under our short-term incentive plan was 1.00, and we achieved a TRIR of 0.53. Through our focus in this area, our TRIR has decreased by 77% since our initial public offering.

We are also focused on the ethical procurement of products and materials through our supply chain management program. Through our Human Rights Policy Statement and Supplier Code of Conduct, we are focussed on ensuring that we and our suppliers protect the human rights of our employees and contractors. It is our expectation that the Human Rights Policy Statement and Supplier Code of Conduct will serve as the backbone for further improvements in this area going forward.
We also focused on creating value for our stockholders through our commitment to the communities in which we operate. Furthermore, we are committed to the professional growth of our employees. Through the Company’s succession planning program, our board of directors periodically receives a report regarding the development of high potential employees and actions that are being taken to further their professional development.
Conflict Minerals Policy. Our Conflict Minerals Policy (the "Conflict Minerals Policy") is another part of our commitment to being a responsible corporate citizen and complying with SEC regulations requiring publicly traded companies to file annual reports disclosing certain "conflict minerals" (defined as tin, tungsten, tantalum and gold, or their derivatives) that originate from the Democratic Republic of Congo and its adjoining countries and that are necessary to the functionality of products we manufacture or contract to manufacture. We are committed to the responsible sourcing of materials, products and components and to exercising diligence over our sourcing practices so as not to support human rights abuses. We have taken steps to establish a due diligence framework and compliance program and have implemented the Conflict Minerals Policy across the Company. We also communicate to our suppliers our expectation that they will cooperate with our efforts in this area. A copy of the Conflict Minerals Policy is available on our website at www.f-e-t.com under "Corporate Governance" in the "Investor" section.

Stockholder Engagement and Investor Outreach. Through the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year.

Organization of the Committees of the Board of Directors

Audit Committee.  The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. John A. Carrig and John Schmitz. The board of directors has determined that Ms. Angelle and Mr. Carrig are each an "audit committee financial expert" as defined by applicable SEC rules. The Audit Committee’s purposes are, among other things, to assist the board of directors with overseeing:
•The integrity of our financial statements;
•Our compliance with legal and regulatory requirements;
•The qualifications, independence and performance of our independent auditors; and
•The effectiveness and performance of our internal audit function.
The Audit Committee held seven meetings during 2020. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.
Compensation Committee.   The Compensation Committee currently consists of Messrs. Louis A. Raspino (Chairperson), and Michael McShane. Each of Messrs. Raspino and McShane is a "non-employee director" as defined under Rule 16b-3 of the Exchange Act. The purposes of the Compensation Committee are, among others, to:
•    Review and approve or recommend, as applicable, corporate compensation goals and objectives relevant to our Chief Executive Officer and other executive officers;
•    Evaluate with our board of directors, taking into account the Company’s compensation goals and objectives, the performance of our Chief Executive Officer and, in consultation with the Chief Executive Officer, our other executive officers;
•    Review, evaluate and approve or recommend, as applicable, our agreements, plans, policies and programs to compensate our executive officers, in light of our goals and objectives relative to executive compensation, and our directors; and
•    Perform such other functions as the board of directors may assign to the Compensation Committee from time to time.
The Compensation Committee held six meetings during 2020. The board of directors has adopted a written charter for the Compensation Committee, which is available on our website at www.f-e-t.com as described above.
Nominating, Governance and Sustainability Committee.  The NG&S Committee consists of Messrs. John A. Carrig (Chairperson) and Andrew L. Waite. The purposes of the NG&S Committee are, among others, to:
•Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;
•Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;
•Advise as to the appropriate composition of the board of directors and its committees;
•Oversee sustainability matters, including through the review of relevant metrics, emerging trends, our overall performance, risks and opportunity assessments and management processes related to the Company's ESG program; and
•Perform such other functions as the board of directors may assign to the NG&S Committee from time to time.

The NG&S Committee held three meetings during 2020. The board of directors has adopted a written charter for the NG&S Committee, which is available on our website at www.f-e-t.com as described above.
Although the board of directors does not have a formal diversity policy, the NG&S Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity.
Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the Company’s best interests and our stockholders, are also factors considered by the NG&S Committee.
The NG&S Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the NG&S Committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance and Sustainability Committee, in care of John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. The recommendation should contain the following information:
•The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;
•The principal occupation or employment of the nominee;
•The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and
•Any other information the stockholder may deem relevant to the committee’s evaluation.
Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS
Procedures for approval of related person transactions

A "related person transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "related person" means:
•Any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•Any person who is known by us to be the beneficial owner of more than 5% of our common stock;
•Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and
•Any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, and (3) whether the transaction is material to us.

Demand Registration Rights.  Under the Registration Rights Agreement dated August 2, 2010 we entered into with SCF (as amended to date, the "Registration Rights Agreement"), SCF currently has the right to demand on four occasions that we register with the SEC all or any portion of SCF’s Registrable Securities (as such term is defined in the Registration Rights Agreement) so long as the Registrable Securities proposed to be sold on an individual registration statement have an aggregate gross offering price of at least $20 million (or at least $10 million if we are then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form) (a "Demand Registration"). Holders of SCF’s Registrable Securities may not require us to effect more than one Demand Registration in any six-month period. Any demand request by SCF with a reasonably anticipated aggregate offering price of $100 million may be for a "shelf" registration statement pursuant to Rule 415 under the U.S. Securities Act of 1933 (the "Securities Act"); provided that any such "shelf" registration statement demand request will count as two demand requests.
Piggyback Registration Rights.  If we propose to file a registration statement under the Securities Act, relating to an offering of our common stock (other than a registration statement filed relating to securities offered in connection with benefit plans or acquisitions or any registration statement filed in connection with an exchange offer or offering solely to our stockholders), holders of Registrable Securities can request that we include in such registration, and any related underwriting, all or a portion of their Registrable Securities.
Holdback Agreements.  Each holder of Registrable Securities is subject to certain lock-up provisions that restrict transfer during the period beginning 14 days prior to, and continuing for a period not to exceed 90 days from any underwritten public offering of our equity securities, except as part of such registration (subject to an extension of such lock-up period in certain circumstances).

Registration Procedures and Expenses.  The Registration Rights Agreement contains customary procedures relating to underwritten offerings and the filing of registration statements. We have agreed to pay all registration expenses incurred in connection with any registration. All underwriting discounts and selling commissions and stock transfer taxes applicable to securities registered by holders and fees of counsel to any such holder (other than as described above) will be payable by holders of Registrable Securities.
Indemnification and Contribution.  The Registration Rights Agreement also contains customary indemnification and contribution provisions by us for the benefit of holders participating in any registration. Each holder participating in any registration agrees to indemnify us in respect of information provided by such holder to us for use in connection with such registration; provided that such indemnification will be limited to the net proceeds actually received by such indemnifying holder from the sale of Registrable Securities.
Tinicum Registration Rights Agreement

Concurrently with our initial public offering, we issued 2,666,666 shares (on a pre-Reverse Stock Split basis) of our common stock at the public offering price less the underwriting discount in a private placement to Tinicum. In connection with the private placement, Tinicum obtained piggyback registration rights on the same terms described above with respect to SCF. Mr. O'Toole retired from the Board in May 2020.
Transactions with our significant stockholders, directors and officers

During 2019 and 2020, a subsidiary of Forum sold certain products and equipment to Nine Energy Service, Inc. ("Nine Energy"), and Forum recognized revenue in an amount totaling approximately $9.3 million in 2019 and $4.8 in 2020. Also during 2019 and 2020, a subsidiary of Forum sold certain products and equipment to National Energy Services Reunited Corp. ("NESR"), and Forum recognized revenue in an amount totaling approximately $1.2 in 2019 and $2.9 million in 2020. SCF owns a majority interest in Nine Energy and is affiliated with an entity that is a major shareholder of NESR. Messrs. David C. Baldwin and Andrew L. Waite are Co-President of SCF Partners, the ultimate general partner of SCF. These sales were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2019 and 2020 for Forum, less than 2% of Nine Energy’s 2019 and 2020 consolidated gross revenues and less than 1% of NESR's 2019 and 2020 consolidated gross revenues. Mr. Baldwin retired from the board of directors in March 2021.
Also during 2019 and 2020, a subsidiary of Forum sold and purchased products and equipment to and from Endurance Lift Holdings LLC ("Endurance Lift"), and Forum recognized revenue and made payments in an aggregate amount totaling approximately $1.0 million in 2019 and $0.25 million in 2020 from such sales and purchases. Mr. Schmitz is the Chief Executive Officer of Endurance Lift. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2019 and 2020 for Forum and less than 1% of Endurance Lift’s 2019 and 2020 consolidated gross revenues.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a "say-on-pay" vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.
Our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read the "Executive Compensation" section below for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.
The Compensation Committee continually reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:
•Motivate our executives to achieve key safety, operating, and financial performance goals that enhance long-term stockholder value;
•Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and
•Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

To support our compensation and governance philosophy, we have adopted the following "best practices":

What We Do:		What We Don't Do:
☑	Emphasis on Variable Compensation. Over 85% of our CEO's target compensation and over 70% of our other NEO's target compensation is variable.	☒
Prohibition on Hedging/Pledging. Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock.

☑
CEO Long-Term Incentive Value Performance-Based. Over 65% of equity incentive opportunity for our CEO and for our NEOs as a group is contingent upon relative TSR performance or achievement of specific levels of absolute stock price.
		☒	No Excise Tax Gross-Ups. As a matter of company policy, excise tax gross ups are not included in employment agreements or severance agreements.
☑	Focus on Performance. Performance compensation is both relative and absolute.	☒	No Perquisites. We do not provide any perquisites to our NEOs that are not also offered to all employees of the Company.
☑
Stock Ownership Requirements. Our NEOs and non-employee directors have specific minimum ownership obligations, including a requirement that our CEO must hold equity with a value greater than or equal to 6x his base salary.
		☒	No Repricing. Our plans prohibit repricing or cash buyout of underwater stock options without shareholder approval.
☑	Clawbacks. Both our annual cash incentive compensation program and our Amended 2016 Plan have recoupment features.	☒
No Single Trigger Change-in-Control Benefits. Cash severance and accelerated vesting of equity incentives require both the consummation of a change-in-control and a qualifying termination of employment.

☑
Annual Compensation Risk Assessment. To ensure that our programs are designed to motivate strong performance without encouraging excessive and unnecessary risk-taking, we conduct annual assessments led by the Committee’s independent compensation consultant.

☑
Independent Compensation Consultant. The Compensation Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.

We value the input of our shareholders, and appreciate the strong support that they have historically expressed for the design of our programs. We are asking our stockholders to indicate their support for our named executive officers’

compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:
"RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the "Company") approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other narrative discussion in the proxy statement for the 2021 Annual Meeting of Stockholders of the Company."

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. We expect, however, that our Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers. Our Board has currently adopted a policy of holding annual "Say-on-Pay" votes and thus, unless such policy is modified, the next advisory resolution to approve executive compensation after the annual meeting will be held at our 2022 Annual Meeting of Stockholders.
Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION
Introduction
We are currently considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are permitted to provide more limited executive compensation disclosures, comprised of the tables and narrative that follow. Further, our reporting obligations extend only to the executives who served as our chief executive officer and our two other most highly compensated executive officers as of fiscal year end. We refer to these three individuals below as our “named executive officers” ("NEOs") for the year ended December 31, 2020.

Name            Position
C. Christopher Gaut    President, Chief Executive Officer and Chairman of the Board
John C. Ivascu         Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
D. Lyle Williams     Executive Vice President and Chief Financial Officer
Business Highlights
We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

In 2020, we accomplished the following under the direction of management:

•Successfully renegotiated an exchange of the 2021 Notes for the 2025 Notes, preserving shareholder value by avoiding the need for an in-court restructuring pursuant to Chapter 11 of the U.S. Bankruptcy Code;
•Achieved annualized free cash flow of over $7.0 million and maintained a strong financial liquidity position with approximately $128.6 million of cash on hand and approximately $110.5 million available under our undrawn credit facility at year end; and
•Achieved a Company-wide TRIR of 0.53, the best performance achieved in our Company's history; and continued our Company's strong safety performance through the institution of programs aimed at protecting our employees and consultants.
Compensation Highlights
With respect to our 2020 compensation programs, the Compensation Committee took several key actions impacting our NEOs, including the following:

•Approved voluntary decreases in base salary of our Chief Executive Officer by 20% and 10% in respect of our other NEOs;
•Authorized the grant of special performance based awards to each of our NEOs, which include a hurdle price requiring an approximately 150% and 320%, as applicable, increase in the Company's common stock trading price within three years of the date of grant in order for vesting to occur;
•Granted performance awards tied to our absolute and relative total shareholder return, which constituted over 65% of NEO long-term incentive compensation for 2020; and
•Established challenging 2020 non-equity incentive plan performance objectives, which paid out at 51% of target.

Summary Compensation Table for 2020
The following table provide information regarding the compensation awarded to or earned by our named executive officers in the prior two fiscal years.

Name and Principal Position	Year	Salary (1) ($)	Bonus(2) ($)	Stock Awards (3) ($)	Option and Stock Appreciation Rights Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Comp (5) ($)	Total ($)
C. Christopher Gaut President, Chief Executive Officer and Chairman of the Board	2020	669,231	400,000	1,582,923	—	373,966	197,023	3,223,143
	2019	752,060	—	1,849,237	149,420	486,750	11,200	3,248,667
John C. Ivascu (6) Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2020	333,875	150,000	319,735	—	131,447	8,592	943,649
	2019	327,299	—	708,878	77,120	138,355	7,618	1,259,270
D. Lyle Williams (7) Executive Vice President and Chief Financial Officer	2020	346,619	50,000	296,917	—	158,636	13,231	865,403
	2019	322,637	—	647,230	81,940	113,280	10,117	1,175,204

(1)The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan was terminated on June 5, 2020.
(2)The amounts in this column reflect special bonus awards granted to the management team members in August 2020 following the successful completion of the Company's 2021 Notes exchange for the 2025 Notes. The special bonus award recipients were deemed by the Board and Compensation Committee to have been critical to the transaction's success.
(3)    The amounts in these columns reflect the grant date fair value of restricted stock units, performance-based restricted stock units and stock appreciation rights, as applicable, as determined in accordance with FASB Accounting Standards Topic 718. The grant date fair value of restricted stock units issued in 2020 and 2019 was $19.20 and $131.80 per unit, respectively, based on the closing price of a share of our common stock on the date of grant. The grant date fair value of performance-based restricted stock units granted in 2020 ranged from $6.60 to $8.40 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $9.40; (b) a hurdle price of $14.20 or $30.00, as applicable; (c) simulation term of 3 years; (d) volatility of 100.05%; (e) a dividend yield of 0.00%; and (f) a risk free investment rate of 0.19%. The hurdle price for the performance-based restricted stock units is approximately 150% and 320%, as applicable, of the Company's closing stock price on the grant date. The grant date fair value of stock appreciation rights granted in 2019 was $3.856 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) an exercise price of $29.00; (b) an expected term of three years; (c) a hurdle price of $100.00; (d) volatility of 60.31%; (e) a dividend yield of 0.00%; and (f) a risk free investment rate of 1.51%. For additional information, see Note 16 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020.
(4)    The amounts in this column reflect the Executive Management Incentive Plan award payments that we made to each individual for service in the applicable fiscal year. Such amounts were paid during the first quarter of 2021 and 2020, respectively.
(5)    All amounts in this column reflect matching contributions that we made to each individual’s 401(k) Plan account. In addition, this column includes interest payments credited in 2020 under the Company's Deferred Compensation Plan that exceed the IRS Applicable Federal Rates.
(6)    Effective February 15, 2019, Mr. Ivascu was appointed to serve as Senior Vice President, General Counsel and Secretary. Mr. Ivascu was subsequently appointed to serve as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary on March 1, 2020. In June 2020, Mr. Ivascu was appointed to serve as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.
(7)    Effective July 10, 2020, Mr. Williams was appointed to serve as Executive Vice President and Chief Financial Officer. Mr. Williams previously served as Senior Vice President - Operations since May 2018.

Elements of Total Direct Compensation for Our NEOs

Material elements of total direct compensation for 2020 for our NEOs are listed below, together with the objectives that we believe each element supports.

Element	Objectives
Base Salary •Fixed annual cash salary paid to the executive	•Provides a competitive fixed payment to the executive for his or her service, experience and skill •Set at a reasonable level that allows us to attract and retain top talent
Annual Cash Incentive Opportunity •Cash bonus opportunity •Payable based upon achievement of annual financial and operational goals
•Aligns the compensation of executives with our annual financial and non-financial performance and achievement of EBITDA, free cash flow, business objectives (SG&A reduction and inventory reduction) and safety performance

Long-Term Incentive Grants
•Equity incentive awards vesting over multiple years

•In 2020, provided through a combination of:
–Time-vested restricted stock units;
–Supplemental performance-based restricted stock units that vest based on our achievement of designated stock price hurdles that are approximately 150% and 320%, as applicable, of the Company's stock price on the date of grant; and
–Cash-based performance awards, earned based on absolute and relative TSR performance over a three-year performance period.

•Provides strong retention value with multi-year vesting

•Promotes alignment between our executives by encouraging development of long-term equity ownership

•Aligns the compensation of executives with our performance by linking payments directly to our relative and absolute stock price performance

Other elements of executive compensation, which are designed to be market-competitive and are necessary to attract and retain key talent include participation in our 401(k) Plan and severance benefits.

Base Salary

Base salary is the fixed annual compensation we pay to each NEO for performing specific job responsibilities and is based on the executive’s level of experience and requisite skills. It represents the minimum income a NEO may receive in any year. Base salaries are determined for each NEO based on the executive’s position and responsibility. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The severance agreements we maintain with the NEOs (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary.
In connection with the COVID-19 pandemic and resulting economic uncertainty, each of our NEOs voluntarily elected to reduce their base salaries by 10%, or for our CEO by 20%, effective April 5, 2020. Following such reductions, Messrs. Ivascu's and Williams' base salary levels were increased in July 2020 in connection with their respective promotions.

The table below shows base pay amounts for each NEO as of December 31, 2019 and 2020:

NEO	2019 Salary	Reduced 2020 Salary	Salary After July 2020 Promotion	Change from 2019
C. Christopher Gaut	750,000	600,000	N/A	(20)%
John C. Ivascu	335,000	301,500	324,000	(3)%
D. Lyle Williams	320,000	288,000	369,000	15%

Executive Management Incentive Plan

Our Executive Management Incentive Plan (the "EMIP") for 2020 was designed to incentivize and reward key executives having a significant impact on our achievement of overall corporate performance goals. The Compensation Committee, or board of directors in the case of the Chief Executive Officer, approved the NEO participants and their target cash bonus levels for the EMIP and will continue to do so in future years.
The following table sets out the target and maximum bonus levels for 2020 for our NEOs expressed as a percentage of the individual’s base salary earned during the year:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	110%	220%
John C. Ivascu(1)	80%	160%
D. Lyle Williams(2)	80%	160%
(1) Mr. Ivascu's target bonus percentage was increased from 75% to 80% on July 10, 2020 in connection with his appointment as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.
(2) Mr. William's target bonus percentage was increased from 65% to 80% on July 10, 2020 in connection with his promotion to Executive Vice President and Chief Financial Officer.

The 2020 EMIP has a built-in threshold such that zero bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level in an amount set forth in the 2020 EMIP, referred to as "over-achievement," the participant is eligible to receive up to the maximum bonus in the above table, an amount of up to two times the target award. The following graph summarizes the payout levels for the various achievement levels of the established performance goals.

EMIP Performance Metrics
Performance for the 2020 EMIP was measured in terms of EBITDA, safety, free cash flow and business objectives comprised of SG&A management and inventory reduction. These metrics were chosen because the Compensation Committee, and board of directors in the case of the Chief Executive Officer, concluded that using EBITDA, free cash flow and business objectives as measures align the interests of the executives with those of our stockholders. Safety, one of our Core Values, continues to be chosen as a measure given its importance to our customers and to our reputation. The weightings for the four 2020 EMIP metrics were as follows:

Performance Measure	Weighting
EBITDA	40%
Safety	10%
Free Cash Flow	25%
Business Objectives - SG&A Reduction (10%) - Inventory Reduction (15%)	25%
EBITDA and Free Cash Flow
The EBITDA and free cash flow measures were derived from the 2020 financial plan set by our board of directors. The calculation of the EBITDA measure takes into account adjustments for non-operating items in a manner consistent with Forum's earnings releases. This year the weighting of the free cash flow metric was increased from 20% to 25%, with a corresponding 5 percentage point reduction in the Business Objectives weighting.
Business Objectives (SG&A and Inventory Reduction)
The Business Objectives measure is intended to encourage an increased focus on key aspects of our business strategy, including achieving targets for reducing SG&A expense and reducing inventory levels. This measure is subject to the Compensation Committee's, or the board of directors', full discretion and was based on the Company's overall performance in respect of each measure. The SG&A measure excludes depreciation and amortization, and takes into account adjustments for non-operating items in a manner consistent with Forum's earnings releases.

Safety Performance
The safety measure was based on the TRIR, which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line. The safety measure for our NEOs is based on the Company’s consolidated TRIR safety performance.
The target for each product line was established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry, as reported in 2010 by the U.S. Department of Labor. Threshold and over-achievement levels were set at points recommended by management to create stretch goals while at the same time incentivizing each product line throughout the year rather than as a percentage of target TRIR.

2020 EMIP Payout
The table below sets forth the components and calculation of the total performance payout factor under our 2020 EMIP, including target and actual performance and performance metric weightings for the Company's executive officers.

Performance Measure	2020 Target	2020 Achievement	Percent of Target Earned	Times Weight	Equals Weighted Percent of Target Earned
EBITDA ($MM)	$60.7	$(29.2)	0%	40%	0%
Safety (TRIR)	1.00	0.53	200%	10%	20%
Free Cash Flow ($MM)	$60.3	$5.5	0%	25%	0%
SG&A ($MM)	$201.4	$144.3	150%	10%	15%
Inventory Reduction ($MM)	$45.9	$51.3	105%	15%	16%
TOTAL					51%
From January 2020 until July 2020, Mr. Williams served as Senior Vice President - Operations. The EMIP performance measure targets and achievement levels applicable to Mr Williams for service during that time were for his areas of responsibility and are summarized below. Mr. Williams was promoted to serve as Executive Vice President and Chief Financial Officer in July 2020. At that time, his EMIP performance measure targets and achievement levels became the Company executive officer measures summarized in the table above. The actual EMIP payout was prorated for Mr. Williams according to his period of service in each role.

Performance Measure	2020 Target	2020 Achievement	Percent of Target Earned	Times Weight	Equals Weighted Percent of Target Earned
EBITDA Consolidated ($MM)	$60.7	$(29.2)	0%	10%	0%
EBITDA Segment ($MM)	$28.8	$8.7	0%	30%	0%
Safety Segment (TRIR)	0.99	0.63	200%	10%	20%
Free Cash Flow Segment ($MM)	$24.6	$26.5	123%	20%	25%
SG&A Segment ($MM)	$45.6	$32.2	125%	15%	19%
Inventory Reduction Segment ($MM)	$1.5	$14.3	105%	15%	16%
TOTAL					79%
In accordance with the terms of the EMIP, EBITDA is adjusted as necessary for acquisitions consummated during the year and other non-recurring items as determined by the Committee to be appropriate. Awards under our 2020 EMIP were determined following an analysis of our financial results for 2020. Based on the EMIP measures for each executive, performance resulted in the payments set forth below.

Executive	EMIP Target ($)	EMIP Payment ($)	EMIP Payment as % of Target	2020 Payment as % of Base Salary at 12/31/2020
C. Christopher Gaut	$736,154	$373,966	51%	62%
John C. Ivascu	$258,753	$131,447	51%	41%
D. Lyle Williams	$252,557	$158,636	63%	43%
2020 Special Bonuses

The Compensation Committee approved special cash bonus awards to our NEOs in August 2020 in recognition of the successful completion of our 2021 Notes exchange and 2025 Notes offering. The debt exchange was critical to our ability to maintain liquidity and to avoid restructuring alternatives, and preserved significant shareholder value that would otherwise have been lost. Each of our NEOs played crucial roles in the completion of the 2025 Notes offering and the Compensation Committee felt their efforts and achievement were not appropriately reflected in the performance measures under our EMIP.

These special bonus awards were granted to 5 members of the Company's senior management team and are not expected to be granted in future years. The table below provides a summary of the special bonuses provided to our NEOs.

Executive	One-time Special Bonus	Percent of Salary
C. Christopher Gaut	$400,000	67%
John C. Ivascu	$150,000	46%
D. Lyle Williams	$50,000	14%
2020 Long-Term Incentives

We believe that long-term awards are the strongest link between executive pay and stockholder interests and therefore comprise the largest component of our executive compensation program. In 2020, we granted our NEOs the following mix of long-term incentives.

LTI Vehicle	Performance Orientation	Vesting	Percent of 2020 LTI Value
			CEO	Other NEOs
Restricted Stock Units	Realized value varies with stock price	1/3 vests annually for three years	34%	29%
Cash-Based Performance Awards	Cash awards earned based on TSR performance relative to peer group over a three-year period Awards may be adjusted based upon absolute TSR performance, with positive TSR required to earn a payout above target	Earned award vests and is paid after a three-year performance period	54%	47%
Performance Restricted Stock Units (Supplemental RSUs)	Shares earned based on meeting or exceeding a stock price per share of $14.20 for twenty trading days (whether or not consecutive) during the three-year period, last two years of the performance period and final year of the performance period Additional "Kicker" is earned based on meeting or exceeding a stock price of $30 for twenty consecutive trading days over the three-year performance period	Vests ratably over a three-year period subject to achievement of performance targets	12%	24%
Our Compensation Committee, and our board of directors in respect of Mr. Gaut, granted the following equity-based long-term incentive compensation awards in 2020 to each of the NEOs.

Executive	Restricted Stock Units	Supplemental Restricted Stock Units	Grant Date Value ($)
C. Christopher Gaut	64,300	44,562	1,582,923
John C. Ivascu	10,800	14,375	319,735
D. Lyle Williams	8,441	17,250	296,917

Cash-based performance awards granted in 2020 will become earned following completion of the performance period, which began on February 21, 2020 and ends on December 31, 2022. Generally, the cash payment will vary from 0% of the target award if relative TSR performance is in last place among the peer group and up to 300% of the target award if relative TSR performance is at the top of the peer group. The target award will be earned for a peer group ranking of sixth place among the eleven company peer group. If absolute TSR over the performance period is negative, no more than a target cash payment can be earned regardless of relative performance and likewise, if absolute TSR is 20% or greater at least the target award amount will be earned.

Outstanding Equity Awards at 2020 fiscal year end

The table below sets forth awards that were granted under the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the "2016 Plan") and prior to the adoption thereof. Expiration dates are also shown for each individual award.

	Option Awards				Stock Awards		Equity Incentive Plan Awards
	Number of securities underlying unexercised options		Option exercise	Option expiration	Number of shares of stock that have not	Market value of shares of stock that have not vested (1)	Unearned shares that have not vested (2)	Market value of unearned shares that have not vested (1)
	exercisable	unexercisable	price	date	vested	($)	(#)	($)
C. Christopher Gaut							5,690	67,711
							15,000	178,500
	9,712	—	$400.00	4/12/2022	621 (5)	7,390
	6,342	—	$521.00	2/21/2023	5,000 (9)	59,500
	6,642	—	$539.20	2/21/2024	3,793 (7)	45,137
	8,535	—	$373.60	2/20/2025	64,300 (11)	765,170
	14,610	—	$187.80	2/19/2026	38,750 (12)	461,125
	4,189	1,397 (3)	$402.00	2/20/2027	5,812 (13)	69,163
	—	38,750 (10)	$29.00	10/31/2029
John C. Ivascu	1,110	—	$277.20	6/6/2021			2,181	25,954
	543	—	$400.00	4/12/2022	124 (5)	1,476
	355	—	$278.40	8/27/2025	520 (6)	6,188
	—	20,000 (10)	$29.00	10/31/2029	1,454 (7)	17,303
	—	—			10,800 (11)	128,520
	—	—			12,500 (12)	148,750
	—	—			1,875 (13)	22,313
D. Lyle Williams	249	—	$356.80	2/28/2022	78 (5)	928	1,991	23,693
	1,554	—	$400.00	4/12/2022	87 (8)	1,035
	758	—	$373.60	2/21/2025	350 (6)	4,165
	1,645	—	$187.80	2/19/2026	1,327 (7)	15,791
	530	177 (3)	$402.00	2/20/2027	8,441 (11)	100,448
	749	750 (4)	$240.00	2/16/2028	15,000 (12)	178,500
	—	21,250 (10)	$29.00	10/31/2029	2,250 (13)	26,775

(1)    Amounts in this column were calculated by assuming a market value of our common stock of $11.90 per share, the closing price of our common stock on December 31, 2020.
(2)    The number of unearned performance share awards and market value of unearned performance share awards disclosed in these columns assume that each unearned performance share award grant is paid out at the threshold level of performance in our common stock using the closing share price on December 31, 2020, except where the performance during the completed fiscal years over which performance for each grant is measured has exceeded the threshold, in which case the amounts are based on the next higher performance measure (target or maximum). Performance unit award grants are based upon a three-year cycle with vesting at the end of the cycle. The performance awards may only be settled in common stock.
(3)    Options vest on February 20, 2021.
(4)    Options vest annually in equal installments over a two-year period on each of February 16, 2021 and 2022.
(5)    Restricted stock units vests on February 20, 2021.
(6)    Restricted stock units vest annually in equal installments over a two-year period on each of February 16, 2021 and 2022.
(7)    Restricted stock units vest annually in equal installments over a two-year period on each of February 15, 2021, and 2022.
(8)    Restricted stock units vest on June 1, 2021.
(9) Restricted stock units vest over a one-year period on December 19, 2021.
(10)    Stock appreciation rights vests at the end of a three-year period on October 31, 2022. Each SAR represents a contingent right to receive the excess, if any, of the fair market value of one share of our common stock over the exercise price upon vesting. The SARs will settle in common stock or, at the

Company's election, in cash, as soon as practicable thereafter, subject to a threshold condition that the average closing price of a share of the Company's common stock over the twenty trading days prior to the settlement date is equal to or greater than $100.00. The SARs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(11) Restricted stock units vest annually in equal installments over a three-year period on each of February 21, 2021, 2022 and 2023.
(12) Restricted stock units vest annually in equal installments over a three-year period on each of August 12, 2021, 2022 and 2023. The units are divided equally into three tranches and there are two conditions for vesting of each tranche: (i) achieving a minimum stock price threshold and (ii) continuous service. In respect of the minimum stock price threshold, the closing price of the Company's Common Stock must equal or exceed a threshold price of $14.20, which is 150% of the Company's closing stock price on the grant date, for a total of twenty trading days during the following time periods: Tranche 1: grant date through the third anniversary of the grant date; Tranche 2: first anniversary of the grant date through the third anniversary of the grant date; Tranche 3: second anniversary of the grant date through the third anniversary of the grant date. The units may vest based on continuous service according to the following schedule: 1/3 on each of the first, second, and third anniversaries of the grant date. Vesting for any tranche will occur on the applicable anniversary date on or following satisfaction of the minimum price threshold condition. The units will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(13) Restricted stock units vest at the end of a three-year period on August 12, 2023. Each unit represents a contingent right to receive one share of the Company's Common Stock, upon the vesting of the Units. There are two conditions for vesting: (i) achieving a minimum stock price threshold and (ii) continuous service. In respect of the stock price threshold, the closing price of the Company's Common Stock over twenty consecutive trading days must equal or exceed $30.00, which is approximately 320% of the Company's closing stock price on the grant date. If the minimum price threshold is met, and the reporting person is continuously employed by the Company through the third anniversary of the grant date, the Units will vest. The Units will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.

Severance agreements

Each of Messrs. Gaut, Ivascu and Williams are party to a severance agreement with us. Under these severance agreements, if the individual incurs a qualifying termination event (as defined in the severance agreement), he will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years; (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives; (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives; and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months.

The severance agreements and employment agreement provide that the “severance multiple” in clause (1) above is two unless the individual’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is three. Our severance agreements as a matter of policy do not provide for excise tax protections in the event of a change in control. The agreements provide that any payments or benefits to which the executive may be entitled (whether under the agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the executive. If the executive is terminated for any reason other than those described above, the applicable agreement states that the executive will continue to receive his compensation and benefits to be provided by us until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the applicable agreements, subject to certain exceptions, the executives may not compete in the market in which we and our respective affiliates engage during his employment and for two years following the termination of his employment.

    The agreements define the term “Good Reason” as any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles. “Disability” is generally defined as an executive’s inability to perform his duties or fulfill his obligations under the employment agreement by reason of any physical or mental impairment for a continuous period of not less than three months. The agreements state that a termination for “Cause” will occur when the executive has (a) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (b) materially breached any material provision of his agreement or any written corporate policy, (c) willfully engaged in conduct that is materially injurious to us or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating NEOs, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his or her compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $19,500 for 2020). Additionally, participants age 50 years and older may make a "catch-up contribution" to the 401(k) Plan each year up to an amount set by statute ($6,500 for 2020).

We have the discretion to provide a profit sharing contribution to each participant depending on the Company’s performance for the applicable year. There were no profit sharing contributions made in 2020. We matched 100% of each NEO's contributions up to 3% of cash compensation, and 50% of each NEO's contributions up to the next 2% of cash compensation. On May 2020, the Company eliminated matching contributions under the 401(k) Plan.
We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Nonqualified Deferred Compensation Plan

Our non-qualified deferred compensation plan permitted eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. The plan was adopted in consultation with Pearl Meyer, which was the Compensation Committee's then current independent consultant who advised that such a plan was a competitive practice. In 2015, the Compensation Committee determined it was appropriate to suspend matching contributions on participant deferrals under the Deferred Compensation Plan. In December 2019, the plan was suspended with respect to any deferrals after December 31, 2019. On June 5, 2020, in an effort to further streamline the benefits offered to members of management, the plan was terminated. As a result of such termination, NEO account balances are scheduled to be distributed on the earlier of the normally applicable distribution date or following the first anniversary of the termination date, but not later than the second anniversary thereof. Balances under the plan will continue to accrue interest at a rate of 8% per annum until final distribution.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	91,562	$359.30	218,746 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	91,562	$359.30	218,746

(1)    Consists of the 2016 Plan and the Employee Stock Purchase Plan. The Employee Stock Purchase Plan was suspended in January 2020.

(2)    Shares remaining available for issuance under the 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. From January 1, 2021 through March 17, 2021, we have issued an additional 140,363 awards under the 2016 Plan in the form of restricted stock units requiring achievement of targets set by the board of directors or satisfaction of time-based vesting schedules.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte & Touche") has been appointed by the Audit Committee as the independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2021. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will be provided an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of Deloitte & Touche requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote "FOR" such ratification.
If the stockholders fail to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche will be replaced in 2021. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2022.
Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte & Touche in 2020 and 2019.

	2020	2019
	(In thousands)
Audit Fees (1)	$2,573	$2,599
Audit-Related Fees	—	—
Tax Fees (2)	—	—
All Other Fees (3)	2	—
Total	$2,575	$2,599

(1)    Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)    Tax Fees consisted of fees for tax services.
(3)    All Other Fees consisted of accounting research tool subscription fees.
The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by Deloitte & Touche in 2020 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), John A. Carrig and John Schmitz. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.
Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2020, the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with Deloitte & Touche LLP its independence from us and received from Deloitte & Touche LLP the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of Deloitte & Touche LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of Deloitte & Touche LLP. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and Deloitte & Touche LLP. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.
Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted,

Evelyn M. Angelle, Chairperson
John A. Carrig
John Schmitz

ADDITIONAL INFORMATION
Stockholder Proposals for the 2022 Annual Meeting

To be included in the proxy materials for the 2022 Annual Meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 2, 2021. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.
Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to our Secretary at our principal executive offices no later than close of business on the 90th day prior to the anniversary of the prior year’s annual meeting date but not earlier than the 120th day prior to such anniversary date. Accordingly, for the 2022 Annual Meeting of stockholders, notice will have to be delivered to our Secretary at our principal offices no earlier than January 11, 2022 or later than February 10, 2022. If, however, the scheduled annual meeting date is more than 30 days before or more than 70 days after the first anniversary of the prior year’s annual meeting date, then notice of an item to be brought before the annual meeting will be timely if it is so delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting was first made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.
Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, are available without charge to stockholders upon request to D. Lyle Williams, Executive Vice President and Chief Financial Officer, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, telephone number (713) 351-7900. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in millions)	For the year ended December 31, 2020	For the year ended December 31, 2019

Net loss attributable to common stockholders	(96.9)	(567.1)
Interest expense	30.3	31.6
Depreciation and amortization	51.0	63.2
Income tax expense (benefit)	(12.9)	(1.8)
EBITDA as reported	(28.5)	(474.0)
% of revenue	(5.6)%	(49.6)%
Restructuring charges and other	18.9	8.8
Transaction expenses	3.1	1.2
Inventory and other working capital adjustments	93.8	5.4
Impairments of goodwill, intangibles, property and equipment	20.4	532.3
Impairments of operating lease assets	15.4
Stock-based compensation expense	9.8
Contingent consideration benefit	0.0	(4.6)
Gain on extinguishment of debt	(72.5)	(2.3)
Deferred loan costs written off	2.3	(1.6)
Gain on disposition of business	(88.4)	(2.3)
Amortization of basis difference for equity method investment	—	1.2
Disposal related to equity-method compensation recorded by equity investment subsidiary	—	1.0
Loss (gain) on foreign exchange, net	6.3	5.3
EBITDA as adjusted	-19.4	72.7
% of revenue	-3.8%	7.6%

Free cash flow, before acquisitions, reconciliation
Net cash provided by (used in) operating activities	$3.9	$104.1
Capital expenditures for property and equipment	(2.2)	(15.1)
Proceeds from sale of property and equipment	5.3	0.5
Free cash flow, before acquisitions	$7.0	$89.5

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

FORUM ENERGY TECHNOLOGIES, INC.

May 11, 2021

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/23806/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000000000 7 051121

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Michael McShane
○ John Schmitz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2 and 3.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FORUM ENERGY TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders on May 11, 2021

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints C. Christopher Gaut and John C. Ivascu, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Forum Energy Technologies, Inc., to be held May 11, 2021, 8:00 a.m. Central Daylight Time, at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1

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